Exhibit 3.3

AMENDMENT TO

CERTIFICATE OF DESIGNATIONS, RIGHTS, AND PREFERENCES OF SERIES A PREFFERED STOCK

(Pursuant to Sections 242 of the General Corporation Law of the State of Delaware)

Tenon Medical, Inc., a Delaware corporation (the “Corporation”), does hereby certify:

Pursuant to authority expressly granted and vested in the Board of Directors of the Corporation (the “Board”) by the provisions of the Second Amended and Restated Certificate of Incorporation, as corrected and amended, of the Corporation, the Board adopted the Certificate of Designations, Preferences, and Rights of the Series A Preferred Stock on February 20, 2024 providing for the designations, preferences, and relative, participating, optional, or other rights, and the qualifications limitations, or restrictions thereof, of 500,000 shares of Series A Preferred Stock (the “Series A Certificate of Designation”).

WHEREAS, the Board and the majority stockholders of the Series A Preferred Stock desire to amend the Series A Certificate of Designation.

1. Defined Terms. Unless otherwise indicated herein, all terms which are capitalized but are not otherwise defined herein shall have the meaning ascribed to them in the Series A Certificate of Designation.

2. Amendments to Series A Certificate of Designation.

(a)	Section 3 of the Series A Certificate of Designation is hereby amended and restated in its entirety as follows:

“Ranking. With respect to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the Series A Preferred Stock will rank: (i) pari passu with the Corporation’s Series B Preferred Stock, (ii) senior to all other classes or series of capital stock of the Corporation now existing or hereafter authorized, classified, or reclassified and (iii) junior to all Indebtedness of the Corporation now existing or hereafter authorized (including Indebtedness convertible into Common Stock).”

(b) The first sentence of Section 5 of the Series A Certificate of Designation is hereby amended and restated in its entirety as follows:

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(a) Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Corporation (other than the Corporation’s Series B Preferred Stock, which shall receive any distributions or payments pursuant to this Section 5 on a pari passu basis with the Series A Preferred Stock), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, a per share liquidation preference equal to the greater of (x) the aggregate of the Stated Values of the Series A Preferred Stock and (y) the amount that would be paid to the holders of the Series A Preferred Stock (including any accrued and unpaid dividends thereon) if, prior to such voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the Series A Preferred Stock had been converted into shares of Common Stock pursuant to Section 9 and the Common Stock that has accrued thereon had been issued.

(c) The definition of “Conversion Price” is hereby amended and restated in its entirety as follows:

“Conversion Price” means $0.63625 per share, subject to adjustment as set forth herein.

3. Ratification; Inconsistent Provisions. Except as otherwise expressly provided herein, the Series A Certificate of Designation is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects. Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Series A Certificate of Designation and this Amendment to Certificate of Designations, Rights, and Preferences of Series A Preferred Stock (this “Amendment”), the provisions of this Amendment shall control and be binding.

4. Headings. The headings contained herein are for convenience only and will not be deemed to limit or affect any of the provisions hereof.

RESOLVED, FURTHER, that the authorized officers of the Corporation be and hereby are authorized and directed to prepare and file this Amendment in accordance with the foregoing resolution and the provisions of the laws of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Amendment this 5th day of September, 2024.

TENON MEDICAL, INC.

By:	/s/ Steven Foster
Name:	Steven Foster
Title:	Chief Executive Officer and President

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